Exhibit 99.1

TESARO Announces Third Quarter 2012 Operating Results

•                  Continued Enrollment for the Global Registration Program for Rolapitant

•                  Announced Clearance of Investigational New Drug Application for TSR-011

•                  Appointed Robert E. Martell, M.D., Ph.D., as Chief Medical Officer

Waltham, Massachusetts — October 25, 2012 — TESARO, Inc. (Nasdaq: TSRO) an oncology-focused biopharmaceutical company today reported financial results for the third quarter of 2012 and provided an update on the Company’s progress.

“Our team of dedicated associates has made significant progress with each of our three development programs,” said Lonnie Moulder, Chief Executive Officer.  “In addition to being on track to report data from the rolapitant global registration program in the second half of next year, we are expecting to initiate a phase 1/2 clinical trial of TSR-011 and are finalizing the clinical development plan for niraparib.  We look forward to a strong finish for what has been a transformational year for TESARO.”

Third Quarter 2012 — Key Accomplishments

During the third quarter of 2012, TESARO advanced the development of its pipeline of oncology supportive care and anticancer product candidates.

•                  Following the initiation of the rolapitant global registration program earlier this year, the Company is enrolling patients in each of three phase 3 clinical trials.  The global registration program is currently being conducted at approximately 250 clinical trial sites located in 25 countries.  TESARO expects to report data from the rolapitant phase 3 studies in the second half of 2013.

•                  Throughout the third quarter the Company met with experts and potential investigators related to possible anticancer applications of niraparib and once finalized, will announce the clinical development program for this orally active and potent PARP (poly (ADP-ribose) polymerase) inhibitor.

•                  The Company announced that the Investigational New Drug (IND) application for TSR-011, an orally available anaplastic lymphoma kinase (ALK) inhibitor (targeted anti-cancer agent) became effective. Screening of cancer patients eligible for inclusion in a Phase 1/2 clinical study has begun. Following identification of the maximum tolerated dose of TSR-011 in the dose escalation phase of the Phase 1/2 study, TESARO plans to evaluate TSR-011 in three parallel cohorts of patients: those with ALK+ non-small cell lung cancer (NSCLC) who have not been previously treated with ALK inhibitors, those with NSCLC who have progressed during treatment with other ALK inhibitors and those with other tumor types expressing ALK.

•                  The senior leadership of the Company was expanded with the appointment of Robert E. Martell, M.D., Ph.D. as Chief Medical Officer.  Dr. Martell brings to TESARO considerable oncology experience and a proven track record in advancing the clinical development of innovative therapies for cancer patients.

Third Quarter 2012 Financial Results

•                  TESARO reported a net loss of $13.6 million for the third quarter of 2012. This compares to a net loss of $2.8 million for the third quarter of 2011. Net loss attributable to common stockholders for the third quarter of 2012 was $0.52 per share, compared to $5.20 per share for the third quarter of 2011.

•                  Research and development expenses totaled $11.9 million for the third quarter of 2012, compared to $1.9 million for the third quarter of 2011. The increase in research and development expenses was driven by expanded development activities for both rolapitant, which started enrolling patients in a phase 3 pivotal program in the first quarter of 2012 and TSR-011, the Company’s ALK inhibitor, and an increase in internal resources to support the Company’s development programs.

•                  General and administrative expenses totaled $1.7 million for the third quarter of 2012, compared to $0.9 million for the third quarter of 2011. The increase in general and administrative expenses was due to increased internal resources and professional and consulting costs.

•                  Operating expenses for the third quarter of 2012 include $0.4 million of stock compensation expense, compared to $0.1 million of stock compensation expense for the third quarter of 2011.

•                  As of September 30, 2012, the Company had no debt and cash and cash equivalents of $138.6 million.

2012 Key Objectives

During the remainder of 2012, TESARO anticipates achieving the following key objectives:

•                  Advance the rolapitant oral global registration program and initiate a phase 1 clinical study of the intravenous (IV) formulation of rolapitant.

•                  Finalize the niraparib clinical development plan.

•                  Initiate a phase 1/2 clinical trial in our TSR-011 development program.

Today’s Conference Call and Webcast Reminder

TESARO will host a conference call discussing the Company’s third quarter 2012 accomplishments and financial results today at 4:30 p.m. (ET). The call can be accessed by dialing 1.877.853.5334 (US and Canada) or 1.970.315.0307 (international).

A live, listen-only webcast of the conference call can also be accessed by visiting the TESARO website at www.tesarobio.com. A replay of the webcast will be archived on the Company’s website for 30 days following the call.

About TESARO

TESARO, Inc. is an oncology-focused biopharmaceutical company dedicated to improving the lives of cancer patients.

To the extent that statements contained in this press release are not descriptions of historical facts regarding TESARO, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “anticipate,” “estimate,” “intend,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements.  Examples of forward looking statements contained in this press release include, among others, statements regarding our expectations regarding our development plans for our product candidates and statements under the heading 2012 Key Objectives.  Forward-looking statements in this release involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the initiation of future clinical trials, availability of data from ongoing clinical trials, expectations for regulatory approvals, development progress of our companion diagnostics, and other matters that could affect the availability or commercial potential of our drug candidates or companion diagnostics. TESARO undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see TESARO’s Prospectus filed with the Securities and Exchange Commission on June 29, 2012.

TESARO, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2012	2011	2012
Expenses:
Research and development	$1,921	$11,876	$3,767	$31,558
General and administrative	893	1,736	2,068	4,620
Acquired in-process research and development	—	—	500	7,000
Total expenses	2,814	13,612	6,335	43,178
Loss from operations	(2,814)	(13,612)	(6,335)	(43,178)
Interest income	14	53	25	112
Other loss	—	—	(1,010)	—
Net loss	$(2,800)	$(13,559)	$(7,320)	$(43,066)

Net loss per share applicable to common stockholders - basic and diluted	$(5.20)	$(0.52)	$(14.98)	$(4.62)

Weighted-average number of common shares used in net loss per share applicable to common stockholders - basic and diluted	539	26,130	489	9,316

TESARO, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	December 31,	September 30,
	2011	2012
Assets
Current assets:
Cash and cash equivalents	$39,825	$138,580
Other current assets	2,606	1,883
Total current assets	42,431	140,463

Property and equipment, net	118	173
Restricted cash	200	200
Other assets	130	364
Total assets	$42,879	$141,200

Liabilities, convertible preferred stock and stockholders’ (deficit) equity
Current liabilities:
Accounts payable	$605	$1,877
Accrued expenses	2,980	5,777
Other current liabilities	11	6
Total current liabilities	3,596	7,660

Other non-current liabilities	3	—

Commitments and contingencies

Convertible preferred stock	64,348	—

Total stockholders’ (deficit) equity	(25,068)	133,540
Total liabilities, convertible preferred stock and stockholders’ (deficit) equity	$42,879	$141,200

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in TESARO’s prospectus filed with the Securities and Exchange Commission on June 29, 2012, which includes the audited financial statements for the year ended December 31, 2011.

For Further Information Contact:

Richard Rodgers

Executive Vice President & CFO

+1.339.970.0903

rrodgers@tesarobio.com